Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 25, 2021, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through December 31, 2021.

2021

Engle progeny

October	0

November	0

December	0

As of October 25, 2021, there are no Engle progeny cases in trial.

Other Individual Smoking & Health

October	0

November	0

December	0

As of October 25, 2021, there is one non-Engle progeny case in trial.